UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2018

UGI Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610 337-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following disclosure is responsive to Items 5.02(b), (c), (d) and (e).

On September 17, 2018, UGI Corporation (the “Company”) announced the appointment of Roger Perreault, age 54, and Robert F. Beard, age 52, to the newly created executive officer positions of Executive Vice President, Global LPG and Executive Vice President, Natural Gas, respectively, effective October 1, 2018. The Company and AmeriGas Propane, Inc. (“AmeriGas”), a wholly owned subsidiary of the Company and the general partner of AmeriGas Partners, L.P., also announced the departure of Jerry E. Sheridan from the position of President and Chief Executive Officer of AmeriGas and the appointment of Hugh J. Gallagher, currently AmeriGas’ Vice President – Finance and Chief Financial Officer, as Mr. Sheridan’s successor, effective September 18, 2018. Mr. Gallagher will also be an executive officer of the Company. In addition, Mr. Sheridan resigned from the AmeriGas Board of Directors effective September 18, 2018. Mr. Sheridan will remain an employee of AmeriGas until January 2019 to assist with the transition. Discussions regarding Mr. Sheridan’s compensatory arrangements are ongoing. The Company’s Chief Financial Officer, Ted J. Jastrzebski, will serve as AmeriGas’ principal financial officer on an interim basis until Mr. Gallagher’s successor is named.

In his new role, Mr. Perreault will be responsible for the Company’s LPG distribution businesses, conducted through AmeriGas Propane, L.P. and UGI International, LLC and each of their subsidiaries. Mr. Perreault will continue to serve as President of UGI International, LLC, a role that he has held since November 2015. Mr. Perreault spent 21 years with Air Liquide, serving in various leadership positions from 2008 to 2014, including in a global role as President, Large Industries with international responsibilities and, prior to that, in a role with responsibility for Air Liquide’s North American large industries business.

As Executive Vice President, Natural Gas, Mr. Beard will be responsible for the utility and midstream and marketing operations of the Company, conducted through UGI Utilities, Inc. and UGI Energy Services, LLC and each of their subsidiaries. Mr. Beard will remain President and Chief Executive Officer of UGI Utilities, Inc., a position he has held since 2011. Mr. Beard joined UGI Utilities, Inc. in 2008 and previously served as Vice President, Marketing, Rates and Gas Supply and as Vice President, Southern Region of UGI Utilities, Inc. He has over 20 years of experience in the gas utility industry, and prior to joining UGI Utilities, Inc. he served as Vice President of Operations and Engineering of PPL Gas Utilities Corporation.

In connection with Mr. Perreault’s new role, the Company has agreed to pay Mr. Perreault an annual base salary of $630,000. In addition, Mr. Perreault will continue to participate in the Company’s annual bonus plan and his target annual bonus plan opportunity, as a percentage of annual base salary, will be 75%.

Mr. Perreault also will continue to participate in the Company’s equity compensation and benefit plans, including the UGI Corporation Supplemental Executive Retirement Plan (“SERP”) and the UGI Corporation Senior Executive Employee Severance Plan (“Severance Plan”). Additionally, pursuant to a change in control agreement, the Company will provide Mr. Perreault with cash benefits (“Benefits”) if the Company terminates his employment without cause or if he terminates employment for good reason at any time within two years following a change in control. Benefits under his change in control agreement will be equal to 2.5 times his annual base salary plus annual bonus. In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Perreault is required to execute a release discharging the Company and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program, or contract provided by or entered into with the Company or its subsidiaries. Descriptions of the Company’s change in control agreements, SERP and Severance Plan are included in the Company’s Proxy Statement. In connection with his promotion, Mr. Perreault will also be required to enter into a new Confidentiality and Post-Employment Agreement with the Company.

A copy of the Company’s press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Description of oral employment at-will arrangement between UGI Corporation and Mr. Roger Perreault.

99.1	Press Release of UGI Corporation dated September 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

September 18, 2018	By:	/s/ Monica M. Gaudiosi
Name: Monica M. Gaudiosi
Title: Vice President, General Counsel and Secretary